Exhibit 23.1

[LOGO OF CHERRY, BEKAERT & HOLLAND, L.L.P.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Citizens South Banking Corporation

We consent to the incorporation by reference in this Registration Statement Form S-3 of Citizens South Banking Corporation of our report dated March 3, 2007, related to the audits of the consolidated financial statements of Citizens South Banking Corporation as of December 31, 2006 and 2005, for each of the years in the three-year period ended December 31, 2006, which report is included in the December 31, 2006 Annual Report on Form 10-K of Citizens South Banking Corporation, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry, Beckaert & Holland, L.L.P.

Gastonia, North Carolina
July 18, 2007